Exhibit 10.28

RT07/652847.07000

DATED 21 January 2014

(1) HOLAW (472) LIMITED

(2) ARC ALSFDUK001, LLC

AGREEMENT for sale and purchase of property at Norwich Union House, Pomona Street, Sheffield

CONTENTS

Particulars

Clause		Page

1	INTERPRETATION	2

2	SALE AND PURCHASE	5

3	TITLE	5

4	MATTERS AFFECTING THE PROPERTY	5

5	TITLE GUARANTEE	5

6	DEPOSIT	5

7	VACANT POSSESSION	5

8	ENGROSSMENTS AND EXECUTION OF TRANSFER AND DUPLICATE	5

9	COMPLETION	6

10	INSURANCE	6

11	MANAGEMENT PENDING COMPLETION	6

12	APPORTIONMENTS	7

13	OUTSTANDING MONIES	8

14	OUTSTANDING RENT REVIEW	9

15	CONTRACT RATE AND LATE PAYMENT	10

16	SERVICE AND DELIVERY OF NOTICES AND OTHER DOCUMENTS	10

17	VALUE ADDED TAX	10

18	NO SUB-SALES	12

19	INSOLVENCY OF BUYER	12

20	CORPORATE CEASING TO EXIST OR BEING STRUCK OFF	12

21	REGISTRATION OF AGREEMENT AT THE LAND REGISTRY	12

22	REGISTRATION OF TRANSFER AT THE LAND REGISTRY	12

23	CAPITAL ALLOWANCES	12

24	NON MERGER	14

25	BUYER’S ACKNOWLEDGEMENT OF CONDITION	14

26	ENTIRE AGREEMENT	14

27	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT	14

28	GOVERNING LAW AND JURISDICTION	14

29	SERVICE OF PROCESS	14

PARTICULARS

Date of Agreement:	21 January 2014

Property:	Norwich Union House, Pomona Street, Sheffield as more fully described in Schedule 1

The Seller:	HOLAW (472) LIMITED (Company No: 03668675) whose registered office is at 64 New Cavendish Street, London, W1G 8TB

The Buyer:	ARC ALSFDUK001, LLC a company incorporated in Delaware (USA) (whose registered office is at 2711 Centerville Road, Suite 400, Wilmington 19808, Delaware, USA

Purchase Price:	Thirty one million four hundred thousand pounds (£31,400,000) exclusive of VAT

Deposit:	One million five hundred and seventy thousand pounds (£1,570,000)

Contractual Completion Date:	As stated in the Agreement to which these Particulars are annexed

Completion Time:	2.30pm

Contract Rate:	3% above the base lending rate from time to time of Barclays Bank PLC or if such rate shall cease to be published the Law Society's interest rate from time to time in force

Registered Title:	SYK343036, SYK313819, SYK241747, SYK281427

Seller's Solicitors:	Pinsent Masons LLP, 1 Park Row, Leeds LS1 5AB (Ref: RT07/652847.07000)

Buyer's Solicitors:	Trowers & Hamlins LLP, 3 Bunhill Row, London, EC1Y 8YZ (Ref: Julien Allen)

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THIS AGREEMENT is made on the date specified in the Particulars between the Seller and the Buyer specified in the Particulars

IT IS AGREED as follows:-

1	Interpretation

1.1	The Particulars annexed to this Agreement form part of this Agreement, and terms specified in them bear the same meanings when used elsewhere in this Agreement.

1.2	The following further definitions apply to this Agreement:-

Actual Completion Date"	means the date upon which Completion actually takes place

"Completion"	means completion of the sale and purchase of the Property pursuant to this Agreement

"Contractual Completion Date"	means the earlier of: (a) 2014: or (b) 2 working days after the service of notice by the Buyer on the Seller requesting that Completion takes place prior to the date specified at (a)

"Direct Credit"	means direct credit from the Buyer's Solicitors client account

"Insolvent"

means:-

(a)             in relation to a company or corporation any of the following:-

(i)      any step is taken in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of such company or corporation or

(ii)     an application is made for an administration order in relation to such company or corporation or

(iii)    in relation to such company or corporation, the appointment of an administrator, the filing of documents with the court for the appointment of an administrator or the giving of notice of intention to appoint an administrator by such company or corporation or its directors, or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986) or

(iv)    a receiver or manager is appointed in relation to any property or income of such company or corporation or

(v)      a liquidator is appointed in respect of

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such company or corporation or

(vi)     a voluntary winding-up of such company or corporation is commenced, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies or

(vii)   a petition is made for a winding-up order for such company or corporation or

(viii)  the occurrence at any time of any event or events in relation to such company or corporation in a territory outside the United Kingdom where at such time such company or corporation has its centre of main interests being an event or events which under the Law of that territory at such time have a similar effect as one or more of any of the events previously described in this definition if such event or events so previously described had occurred in the United Kingdom and such company or corporation had had its centre of main interests in the United Kingdom and

(b)            in relation to an individual:-

(i)      the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of such individual or

(ii)     the presentation of a petition for a bankruptcy order or the making of a bankruptcy order against such individual or

(iii)    the occurrence at any time of any event or events in relation to such individual in a territory outside the United Kingdom where such individual has his centre of main interests being an event or events which under the Law of that territory at such time have a similar effect as one or more of any of the events previously described in this paragraph (b) if such event or events so previously described had occurred in the United Kingdom and such individual had had his centre of main interests in the United Kingdom and "Insolvency" shall be construed accordingly

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"Lease"	means the Lease described in Part 2 of Schedule 1

"Letting Arrangements"	means the leases, tenancies or licences created or to be created by the Letting Documents, any other arrangements listed in Schedule 2 and in the case of any lease or tenancy any statutory continuation, extension or holding over by the tenant

"Letting Documents"	means the documents details of which are set out in Schedule 2

"Letting Income"	means any rents, licence fees and other sums payable by the Tenants under the Letting Arrangements (and in addition any interest payable thereon arising as a result of late payment) to which the landlord or licensor to the Letting Arrangements is entitled

"Service Document"	means any claim form, notice, order, judgment or other court document issued by the courts of England and Wales, or any other document relating to or in connection with proceedings in the courts of England and Wales

"Standard Conditions"	means Part 1 of the Standard Commercial Property Conditions (Second Edition) as amended or varied as stated either in Schedule 4 to this Agreement or in any other part of this Agreement

"Tenants"	means the tenants or licensees under the Letting Arrangements and "Tenant" shall be construed accordingly

"Transfer"	means the transfer by which the Property shall be transferred to the Buyer upon Completion which transfer shall be in the form of the draft Transfer annexed to this Agreement at Appendix 1

"VAT"	means Value Added Tax or any equivalent or similar tax or duty which may be imposed in substitution for Value Added Tax

1.3	This Agreement incorporates the Standard Conditions. If there is any conflict between the Standard Conditions and the express provisions of this Agreement, the express provisions of this Agreement shall prevail. Terms used or defined in the Standard Conditions have the same meanings when used in this Agreement and vice versa.

1.4	In and for the purpose of this Agreement:-

1.4.1	any reference to any statute or order or to any provision of any statute or order is construed as including reference to any statutory modification or re-enactment of such statute, order or provision and to any relevant regulations or statutory instruments made under or in connection with any such statute, order or provision and from time to time in force;

1.4.2	where the context so admits the expressions "Seller" and "Buyer" shall include their respective successors in title and assigns and if at any time the Seller or the Buyer shall consist of more than one person any obligations which they have under this Agreement or which they undertake shall be enforceable against them all jointly or against each individually;

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1.4.3	references to Clauses or Schedules unless otherwise specified mean the Clauses of or the Schedules to this Agreement;

1.4.4	headings to Clauses and Schedules are disregarded in interpreting this Agreement; and

1.4.5	if any provision is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remainder of this Agreement are to be unaffected.

2	sale and Purchase

2.1	The Seller sells and the Buyer purchases the Property for the Purchase Price.

3	Title

3.1	The Buyer has prior to the date of this Agreement investigated, and accepts, the Seller's title to the Property. Accordingly the Buyer shall not raise any requisition or make any objection in relation to the Seller's title save for requisitions relating to previously undisclosed matters revealed by the usual pre-completion searches at the Land Registry.

3.2	Without prejudice to the generality of Clause 3.1 no objection or requisition shall be made in relation to the fact that the Seller does not have the original or an examined copy of any of the documents listed at Schedule 3, the Letting Documents or the deeds.

4	Matters Affecting the Property

The Property is sold free from incumbrances other than the matters mentioned in Schedule 3 (so far as they affect the Property and are subsisting or capable of taking effect) and the Letting Arrangements and the Buyer is deemed to purchase with full knowledge of such matters.

5	Title Guarantee

The Seller sells the Property with the title guarantee as stated in the Transfer.

6	Deposit

6.1	The Buyer shall pay to the Seller the Deposit on or before the date of this Agreement by Direct Credit to the Seller's Solicitors client account and the Deposit is to be held by the Seller's Solicitors as stakeholder with interest accruing to the Seller.

6.2	If the Deposit is less than ten per cent of the Purchase Price or the Buyer paid no Deposit and due to the default of the Buyer completion does not take place on the Contractual Completion Date the Buyer will forthwith either pay an amount equal to the difference between the Deposit and ten per cent of the Purchase Price or pay a Deposit of ten per cent of the Purchase Price and such amount shall be paid by one of the methods referred to in Clause 6.1 and once paid shall be treated as forming part of the Deposit for the purposes of this Agreement.

7	Vacant Possession

The Property is sold with vacant possession on Completion subject however to the Letting Arrangements and any other matters referred to in Schedule 3.

8	Engrossments and Execution of Transfer and Duplicate

The Seller shall procure that the Seller's Solicitors shall prepare engrossments of the Transfer and a duplicate thereof and supply such engrossments to the Buyer's Solicitors not later than 5 working days prior to the Contractual Completion Date.

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9	Completion

9.1	Completion shall take place on the Contractual Completion Date and before the Completion Time. The Contractual Completion Date shall also be the "completion date" for the purposes of the Standard Conditions.

9.2	The amount payable by the Buyer on Completion is the Purchase Price together with any VAT (less any deposit already paid to the Seller or its agent) plus or minus any other sum due from the Seller or the Buyer to the other under this Agreement where such other sum is due upon Completion.

9.3	The money due on Completion is to be paid by Direct Credit to the Seller's Solicitors client account and (if the Deposit is being held by the Seller's Solicitors as stakeholder) by an unconditional release of the Deposit.

9.4	If the money due to the Seller on Completion is received after the Completion Time on any day Completion is to be treated, for the purposes of Standard Condition 9.3 as taking place on the next working day. Standard Condition 8.1.2 shall not apply.

9.5	Any Completion by post or through a document exchange shall be at the Buyer's expense and risk and neither the Seller nor the Seller's Solicitors shall be liable for the loss of documents so sent so long as they were properly addressed and postage properly paid.

10	Insurance

10.1	The Property is at the risk of the Buyer from (and including) the date of this Agreement.

10.2	Standard Condition 7.1 shall not apply

11	Management Pending Completion

11.1	Subject to the provisions which follow in this Clause 11 the Seller shall until Completion continue to manage the Property and provide such of the services as the Seller is obliged to provide under the terms of the Letting Arrangements in accordance with the principles of good estate management.

11.2	Save in pursuance of any contractual obligation under the Letting Documents or of any statutory duty the Seller shall not do any of the following in relation to the Property:-

11.2.1	vary or agree to vary any of the terms of any of the Letting Arrangements;

11.2.2	grant or agree to grant any new lease or licence or other occupation right;

11.2.3	accept or agree to accept a surrender of any of the Letting Arrangements;

11.2.4	forfeit or otherwise determine or seek to forfeit or otherwise determine any of the Letting Arrangements;

11.2.5	grant, give, issue or agree to grant or issue any consent or approval under any of the Letting Arrangements (save with the prior written consent of the Buyer such consent not to be unreasonably withheld or delayed)

but the foregoing provisions of this Clause 11.2 shall be without prejudice to Clause 11.4.

11.3	The Seller shall promptly notify the Buyer in writing of any written notice or application, registration or other written communication which the Seller may give to or receive from or have with any of the Tenants under or in relation to any of the Letting Arrangements and will supply on request such further information in relation to any such matter as may be in the possession of the Seller.

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11.4	In relation to any consent or approval sought by any Tenant under any of the Letting Arrangements:-

11.4.1	the Seller shall act as the Buyer reasonably directs in writing and the Buyer shall indemnify Seller in respect of all reasonable and proper costs and expenses and all losses, demands, actions, liabilities and claims arising from the Seller's doing so but such indemnity shall not extend to any VAT on such amounts where the Seller is able to recover the same as input tax;

11.4.2	the Buyer shall give the Seller its written direction upon any such matter within a reasonable period following the Seller's request for direction and the Buyer shall ensure that any such direction is reasonable and if the Buyer fails to give such written direction within a reasonable period following the Seller's request for direction or the direction given is unreasonable the Seller may proceed as it reasonably considers appropriate but without prejudice to any rights which either party may have against the other.

12	Apportionments

12.1	Income and outgoings shall be apportioned with effect from the Actual Completion Date (income and outgoings for the Actual Completion Date to be apportioned 50/50 between the Buyer and the Seller .

12.2	Apportionment payments to be made pursuant to this Clause 12 shall be made upon Completion save that in the case of any income which has not then been received by the Seller payment shall be made when it is received.

12.3	Any sum to be apportioned shall be treated as:-

12.3.1	payable for the period which it covers except that in the case of an annual sum payable in instalments the amount to be apportioned to the Buyer of any such instalment shall be 1/365th of the annual sum for each day within the instalment period to which such instalment relates as shall be later than the Actual Completion Date; and

12.3.2	accruing from day to day and at the rate applicable from time to time.

12.4	The following monies payable by Tenants under the Letting Arrangements shall not be subject to apportionment as between the Seller and the Buyer:-

12.4.1	VAT (and any such VAT which shall not have been paid to the Seller as at Completion and for which the Seller is obliged or shall have been obliged to account to HM Revenue & Customs shall be treated as "Seller's Outstanding Monies" as defined by and pursuant to Clause 13); and

12.4.2	any sums which do not relate to a period in which the Actual Completion Date falls.

12.5	Interest payable by Tenants under the Letting Arrangements for late payment shall be apportioned as follows:-

12.5.1	interest payable in respect of any period to (and including) or preceding the Actual Completion Date shall be apportioned entirely to the Seller; and

12.5.2	interest payable in respect of any period which follows the Actual Completion Date shall be apportioned as between the Seller and the Buyer in the same ratios as the sum upon which interest is payable shall be apportioned.

12.6	If the Buyer defaults in performing its obligations under this Agreement and Completion is delayed then in addition to any compensation to which the Seller shall be entitled pursuant to Standard Condition 9.3 or any interest to which the Seller shall be entitled pursuant to Clause 15 and/or any other damages to which the Seller shall be entitled and without prejudice to the

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apportionments to be made pursuant to the foregoing provisions of this Clause 12 the Buyer shall pay to the Seller upon Completion:-

12.6.1	such sums which the Seller shall have paid or be required to pay by way of rent or otherwise under the Lease (but excluding any VAT which the Seller is able to recover against input VAT) in respect of the period commencing upon the Contractual Completion Date and expiring upon the Actual Completion Date, but ignoring any period during which Completion was delayed as a result of the default of the Seller; and

12.6.2	interest upon each such sum at the Contract Rate in respect of the period commencing upon the later of the Contractual Completion Date and the date upon which such sum became payable under the Lease and expiring upon the Actual Completion Date, but ignoring any period during which Completion was delayed as a result of the default of the Seller

12.7	The provisions of this Clause 12 take effect subject to any other provisions of this Agreement.

13	outstanding Monies

13.1	For the purpose of this Clause 13:-

13.1.1	"Seller's Outstanding Monies" means:-

(a)	Letting Income payable by any Tenant or Tenants (whether payable before or after Completion) and unpaid as at Completion in so far as the Seller shall be entitled to the same under the apportionment provisions contained in Clause 12 or otherwise under this Agreement; and

(b)	any other monies required to be dealt with as "Seller's Outstanding Monies" under this Clause 13 or by any other provision of this Agreement;

13.1.2	"Buyer's Outstanding Monies" means Letting Income payable by any Tenant or Tenants (whether payable before or after Completion) and unpaid as at Completion in so far as the Buyer shall be entitled to the same under the apportionment provisions contained in Clause 12 or otherwise under this Agreement; and

13.1.3	"Outstanding Monies" means monies which are either Seller's Outstanding Monies or Buyer's Outstanding Monies.

13.2	Following Completion the Seller shall remain entitled to all Seller's Outstanding Monies and the Buyer shall be entitled to all Buyer's Outstanding Monies.

13.3	In respect of Seller's Outstanding Monies:-

13.3.1	on Completion no apportionment will be made of the Outstanding Monies.

13.3.2	The Buyer will use reasonable endeavours following Completion to recover any Outstanding Monies

13.3.3	On Completion the parties shall enter into a deed (the "Outstanding Monies Deed") in the form annexed to this Agreement; and

13.3.4	the Seller shall procure that the Seller's Solicitors shall prepare engrossments of the Outstanding Monies Deed and duplicate and supply such engrossments to the Buyer's Solicitors not later than 5 working days prior to Completion; and

13.3.5	the Buyer shall procure that the engrossments of the Outstanding Monies Deed and duplicate duly executed by the Buyer shall be returned to the Seller's Solicitors on Completion; and

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13.4	Any monies received after Completion from any Tenant or other person shall be applied in or towards settlement of the Outstanding Monies due from that Tenant or other person in priority to any subsequent indebtedness from that Tenant or other person

13.5	If either the Seller or the Buyer receives any of the Outstanding Monies following Completion it shall pay to the other the share of such Outstanding Monies to which the other is entitled (if any) in accordance with the provisions of this Clause 13 not later than 5 working days after receipt as cleared funds.

13.6	The Seller covenants with the Buyer that the Seller shall not pursue any Outstanding Monies without the consent of the Buyer and that the Seller shall in any event not take any steps at any time to:

(a)	forfeit any Letting Documents or Letting Arrangements;

(b)	distrain against any tenant of the Property;

(c)	register any charging order against any tenant of the Property;

(d)	issue a petition for the winding up or bankruptcy of any tenant of the Property;

14	Outstanding Rent Review

14.1	The Seller shall not agree any rent review under any of the Letting Arrangements without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

14.2	In the case of any rent review which is outstanding as at Completion:-

14.2.1	rent shall be provisionally apportioned at Completion in accordance with Clause 12 at the rate then currently payable; and

14.2.2	the Buyer shall:-

(a)	use its best endeavours to conclude such rent review as soon as reasonably possible and at the best rent reasonably achievable for the whole of the period from the relevant rent review date up to the next following rent review date and without such rent being rising or stepped during such period;

(b)	not do or omit or suffer anything to be done or omitted whereby such rent review shall not or cannot be implemented or concluded;

(c)	keep the Seller fully informed at all times of all negotiations and proceedings relating to the rent review and promptly supply the Seller with any information or copies of documents relating to the rent review as shall be in the possession of the Seller and as the Seller shall request; and

(d)	immediately following the ascertainment of the revised rent advise the Seller of the amount and the date of ascertainment.

14.2.3	Any increase in rent shall be apportioned in accordance with Clause 12 and any interest payable by the Tenant upon such increase as a result of the delay in the conclusion of the rent review shall be apportioned as follows:-

(a)	interest payable in respect of any period to (and including) or preceding the Actual Completion Date shall be apportioned entirely to the Seller; and

(b)	interest payable in respect of any period which follows the Actual Completion Date shall be apportioned as between the Seller and the Buyer in the same ratios as the increase in rent shall be apportioned.

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14.2.4	Any money to which the Seller shall be entitled in accordance with Clause 14.2.3 shall be treated as "Seller's Outstanding Monies" as defined by and in accordance with Clause 13.

15	Contract Rate and Late Payment

15.1	The contract rate referred to in the Standard Conditions shall be the Contract Rate as defined in the Particulars annexed to this Agreement.

15.2	Any sum due from one party to any other under this Agreement which is not paid when it is due (other than the balance of the Purchase Price when Standard Condition 9.3.2 shall apply) shall bear interest at the Contract Rate for the period from the date when it fell due to the date of payment.

15.3	Where under this Agreement any payment from one party to any other is expressed to be payable within a stated period of time (the "Payment Period") and such payment is not made within the Payment Period such payment shall bear interest at the Contract Rate for the period commencing upon the first day of the Payment Period to and including the date of payment.

15.4	Nothing in this Clause 15 shall entitle any party to this Agreement to withhold or delay any payment of any sum payable under this Agreement after the date upon which it first becomes payable or in any other way affect any other rights which the party entitled to such payment shall have arising from any failure or delay in payment.

16	Service and Delivery of Notices and Other Documents

Standard Condition 1.3 (as amended by paragraph 2 of Schedule 4) applies to the service of all notices and to the delivery of all documents under this Agreement.

17	Value Added Tax

17.1	The Buyer shall in accordance with this Clause 17 pay to the Seller all VAT chargeable in respect of any supply made by the Seller under any of the terms of or in connection with this Agreement and any sum payable by the Buyer under or in connection with this Agreement shall accordingly be exclusive of VAT.

17.2	The Seller and Buyer intend and expect that Article 5(1) of the Value Added Tax (Special Provisions) Order 1995 and section 49 of the Value Added Tax Act 1994 shall apply to the sale and purchase of the Property under this Agreement so that it is treated as neither a supply of goods nor a supply of services for the purposes of Value Added Tax.

17.3	The Seller warrants and undertakes to the Buyer that:

17.3.1	it (or the representative member of its VAT Group) is registered for VAT purposes with registration number [ ];

17.3.2	prior to the date hereof it has (or as a result of making a real estate election is treated as having) opted to tax (within the meaning of Schedule 10 to the Value Added Tax Act 1994) in respect of the Property with effect from a date prior to the date hereof;

17.3.3	such option to tax has not been disapplied in whole or in part and the Seller shall not revoke such option prior to the Actual Completion Date;

17.3.4	it does not occupy the Property itself and neither does any person who is a member of the same VAT Group as the Seller;

17.3.5	it uses the Property for the purposes of carrying on a property letting business on a commercial basis; and

17.3.6	the Property is not a capital item to which Part XV of the VAT Regulations 1995 (SI 1995/2518) applies.

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17.4	The Buyer warrants and undertakes to the Seller that:

17.4.1	it shall be a taxable person within the meaning of section 3 of the Value Added Tax Act on the Actual Completion Date and that it has made an application to HM Revenue & Customs to be registered for VAT purposes in the name of the Buyer stating that it intends to take over a business as a going concern on the Actual Completion Date;

17.4.2	it shall opt to tax (within the meaning of Schedule 10 to the Value Added Tax Act 1994) in respect of the Property with effect from a date not later than the Actual Completion Date;

17.4.3	it shall give written notification to HM Revenue & Customs of the option to tax referred to in clause 17.4.2 before the Actual Completion Date

17.4.4	it shall before the Actual Completion Date produce to the Seller satisfactory written evidence of the matters stated in Clauses 17.4.1, 17.4.2 and 17.4.3;

17.4.5	it shall not revoke the option to tax referred to in clause 17.4.2;

17.4.6	following the Actual Completion Date, it will hold the legal title in the Property as beneficial owner of the Property and warrants to the Seller that the Property will be held by the Buyer as an investment property for the purposes of securing a rental income; and

17.4.7	the Buyer notifies the Seller that Article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not apply to the Buyer in relation to the purchase of the Property.

17.5	If either:-

17.5.1	the satisfactory written evidence referred to in Clause 17.4.4 has not been supplied to the Seller prior to the Actual Completion Date; or

17.5.2	HM Revenue & Customs determine by written notice to the Seller prior to completion of the sale and purchase that Article 5(1) of the Value Added Tax (Special Provisions) Order 1995 does not apply and that VAT is chargeable in respect of the sale of the Property or any part of it under this Agreement then the Seller shall immediately provide the Buyer with a copy of such determination and the Buyer shall on the later of completion of the sale and purchase or the issue of a VAT invoice by the Seller pay to the Seller the VAT so chargeable on the Purchase Price together with the amount of any interest or penalty charged by HM Revenue & Customs to the Seller to the extent that the same shall arise by reason of any breach by the Buyer of its warranties, undertakings or obligations contained in this Clause 17.

17.6	The Seller undertakes to preserve the VAT records relating to the Property on behalf of the Buyer for such period as may be required by law and shall during that period permit the Buyer or its agents reasonable access to them to inspect or make copies.

17.7	If completion of the sale and purchase occurs on the basis that Article 5(1) of the Value Added Tax (Special Provisions) Order 1995 applies but HM Revenue & Customs subsequently determine in writing that it does not:-

17.7.1	the Buyer shall pay to the Seller the VAT chargeable on the Purchase Price within 15 Working Days of receipt by the Buyer of a copy of HM Revenue & Customs' written notification together with an appropriate VAT invoice from the Seller addressed to the Buyer;

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17.7.2	the Buyer shall indemnify the Seller from and against any interest and penalties imposed by HM Revenue and Customs on the Seller to the extent that such interest and penalties arise due to a breach by the Buyer of its warranties, undertakings or obligations contained in this Clause 17; and

17.7.3	the Seller shall be released from the obligation contained in Clause 17.4 to preserve records.

18	No Sub-sales

The Seller is entitled to decline to transfer the Property:-

18.1	to any person other than the person or persons named in this Agreement as the Buyer;

18.2	by more than one transfer;

18.3	at more than the Purchase Price; and/or

18.4	at a price divided between different parts of the Premises.

19	Insolvency of Buyer

If the Buyer becomes Insolvent prior to Completion (or where the Buyer consists of two or more persons any of such persons becomes Insolvent prior to Completion) then (in any of such circumstances) the Seller may prior to Completion serve written notice on the other to terminate this Agreement. If the Seller does serve such notice then such Insolvency shall be deemed to be a breach of this Agreement by the other for the purposes of Standard Condition 9.2.

20	Corporate Ceasing to Exist or Being Struck Off

If the Buyer is a company or corporation and is either struck off from the Register of Companies at the Companies Registry or otherwise ceases to exist (or if the Buyer consists of two or more persons and any such person is a company or corporation which is either struck off from the Register of Companies at the Companies Registry or otherwise ceases to exist) then the Seller may prior to Completion serve written notice on the Buyer's Solicitors to terminate this Agreement. If the Seller does serve such notice then the fact that the Buyer (or the relevant company or corporation) shall have been struck off from the Register of Companies at the Companies Registry or otherwise ceased to exist shall be deemed to be a breach of this Agreement for the purposes of Standard Condition 9.2.

21	Registration of Agreement at the Land Registry

The Buyer shall not be entitled to note this Agreement against the Registered Title other than by virtue of a unilateral notice and shall not without the written consent of the Seller (which may be withheld in the Seller's absolute discretion) send either the original or a copy of this Agreement to the Land Registry Provided always that this Clause shall not prevent the Buyer making an application for registration of its title following Completion.

22	Registration of Transfer at the Land Registry

Following completion of the Transfer, the Buyer shall:-

22.1	apply to register the Transfer at HM Land Registry without delay;

22.2	deal with any requisitions raised by HM Land Registry promptly and properly;

22.3	send the Seller official copies of the title within five working days of completion of the registration.

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23	Capital Allowances

23.1	For the purposes of this clause 23, the following words and expressions have the meanings specified except where expressly stated to the contrary:

23.1.1	"CAA 2001" means the Capital Allowances Act 2001;

23.1.2	"Fixtures" means all plant and machinery installed or otherwise fixed in or to the Property and treated in law as part of the same on which the Seller has claimed, or on which the Seller is entitled to claim, capital allowances under Part 2 of CAA 2001 and for the avoidance of doubt does not include any plant or machinery which qualifies as an Integral Feature (as defined below).

23.1.3	"Integral Features" means all integral features as defined in section 33A(5) CAA 2001 that are comprised in the Property on which the Seller has claimed, or on which the Seller is entitled to claim, capital allowances under Part 2 of CAA 2001.

23.2	The Seller warrants and undertakes that

23.2.1	it has claimed capital allowances in respect of the Fixtures at the Property;

23.2.2	it has not claimed capital allowances in respect of any Integral Features at the Property and has not acquired any of the Integral Features since 1 April 2008; and

23.2.3	it shall at the Buyer's cost provide the Buyer with such assistance and information as the Buyer shall reasonably request to enable the Buyer to make a claim for capital allowances in respect of the Fixtures and the Integral Features at the Property.

23.3	The Seller and the Buyer hereby agree :

23.3.1	to fix the sum of £577,539 (the "Elected Amount") as the portion of the Purchase Price that falls to be treated as the Seller's disposal value of the Fixtures for the purpose of Part 2 of the Capital Allowances Act 2001;

23.3.2	that £577,538 of the Elected Amount is to be treated as capital expenditure incurred by the Buyer on the provision of the Fixtures; and

23.3.3	£1 of the Elected Amount is to be treated as capital expenditure incurred by the Buyer on the provision of the Integral Features.

23.4	On Completion the Seller and the Buyer will both sign an election under section 198 CAA 2001 in respect of the Fixtures and the Integral Features, in the form or substantially in the form set out in schedule 5 (the "Election"), in duplicate, with one copy being retained by each party.

23.5	Both parties shall use all reasonable endeavours as may be necessary to give full effect to the Election. In particular, and without prejudice to the generality of the foregoing obligation, both parties agree to comply with section 201 CAA 2001.

23.6	If HMRC for any reason raises any question concerning or disputes the validity of the Election, the party with whom the question has been raised or who is in dispute shall:-

23.6.1	keep the other party fully informed;

23.6.2	send the other party copies of all material correspondence with HMRC (or relevant extracts) in relation to the matter; and

23.6.3	provide the other party reasonable opportunity to comment on any correspondence to be submitted to HMRC (such comments not to be unreasonably withheld or delayed).

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23.7	The Seller warrants that the Elected Amount is not greater than the amount of capital expenditure which was treated for the purpose of CAA as incurred by the Seller on the provision of the relevant Fixtures.

24	Non Merger

So far as they remain to be performed or observed the provisions of this Agreement shall continue in full force and effect notwithstanding Completion.

25	Buyer’s Acknowledgement of Condition

The Buyer acknowledges that before the date of this Agreement the Seller has given the Buyer and others authorised by the Buyer permission and the opportunity to inspect, survey and carry out investigations as to the condition of the Property. The Buyer has formed its own views as to the condition of the Property and the suitability of the Property for the Buyer's purposes.

26	Entire Agreement

26.1	This Agreement contains the entire agreement between the parties and may only be varied or amended by a document signed by or on behalf of all of the parties and making reference to this Clause.

26.2	The Buyer acknowledges that it is entering into this Agreement without placing any reliance upon any representation or statement (written or oral) which may have been made by the Seller or any agent, advisor or other person acting for the Seller and the Buyer shall not have any rights in relation to any representation or statement made by the Seller or any agent, adviser or other person acting for the Seller but the foregoing provisions of this Clause 26.2 shall not apply to any representation or statement as may be made in this Agreement or may have been made or confirmed in any written communication from the Seller's Solicitors to the Buyer's Solicitors (which for these purposes includes email communication).

27	Contracts (Rights of Third Parties) Act

27.1	Subject to Clause 27,2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or have the benefit of any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

27.2	The Seller's Solicitors shall have the benefit of Clause 9.5

28	Governing Law and Jurisdiction

28.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

28.2	The parties hereby submit to the exclusive jurisdiction of the High Court of England and Wales in relation to any dispute or claim arising out of or in connection with this Agreement or in relation to its existence or validity (including non-contractual disputes or claims).

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29	Service of Process

29.1	In relation to this Agreement the Buyer appoints Trowers & Hamlins of 3 Bunhill Row, London EC1Y 8YZ to be its agent for the receipt of service of Service Documents. The Buyer agrees that any Service Documents may be effectively served on it in connection with any proceedings in England and Wales by service on its agent effected in any manner permitted at that time by the Civil Procedure Rules of England and Wales, save that the parties agree that service shall not be permitted by e-mail.

29.2	If an agent at any time ceases for any reason to act as such for the Buyer it shall appoint a replacement agent having an address for service in England or Wales and shall notify the Seller of the name and address of the replacement agent. Failing such appointment and notification, the Seller shall be entitled, by notice to the Buyer, to appoint a replacement agent to act on its behalf. The provisions of this Clause applying to service on an agent apply equally to service on a replacement agent.

29.3	A copy of any Service Document served on an agent shall also be sent directly to the Buyer in accordance with the provisions of Clause 16 above. Failure or delay in so doing shall not prejudice the effectiveness of the service of the Service Document.

30	CONFIDENTIALITY

30.1	Subject to clause 30.3, the parties to this Agreement shall not without the prior written consent of the other party make any public announcement about the existence of this Agreement or the sale of the Property by the Seller to the Buyer or of any financial or other details relating to this Agreement, except to comply with any Stock Exchange or other statutory requirements or the lawful requirements of any regulatory, governmental or official body.

30.2	Each of the parties shall ensure that any agents and professional advisers instructed in connection with this Agreement are advised of the obligation contained in Clause 30.1 and are instructed to comply with it.

30.3	The Buyer shall, following the Actual Completion Date, be permitted to publish a press release and/or make such announcement as it sees fit in relation to its purchase of the Property provided that it shall not disclose the identity of the Seller in doing so.

SIGNED by or on behalf of the parties on the date which first appears in this Agreement.

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Schedule 1

Part 1

The property

Freehold property at Norwich Union House, Pomona Street, Sheffield registered at the Land Registry under Title Numbers SYK343036, SYK241747 and SYK281427; and

Leasehold premises at the east side of Montagu Street, Sheffield registered at the Land Registry under Title Number SYK313819.

Part 2

THE LEASE

Lease of part of the Property dated 7 March 1868 made between Humphrey John Hare and Charles Chadwick (1) and Thomas Marshall (2).

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Schedule 2

THE LETTING ARRANGEMENTS

Date	Document	Parties
15.03.1993	Lease	(1) Pomona Estates Limited (2) The Norwich Union Life Insurance Society

10.05.1999	Deed of Variation	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited

15.03.1993	Deed of Variation	(1) Pomona Estates Limited (2) The Norwich Union Life Insurance Society

29.03.1993	Deed of Rectification	(1) Pomona Estates Limited (2) The Norwich Union Life Insurance Society

10.05.1999	Deed of Variation	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited

25.08.2005	Deed of Variation	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited

25.08.2005	Lease	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited (3) CGU International Insurance PLC

15.03.1993	Licence for Alterations	(1) Pomona Estates Limited (2) The Norwich Union Life Insurance Society

22.10.1993	Licence for Alterations	(1) Coriander Limited (2) The Norwich Union Life Insurance Society

13.06.1997	Licence to Assign	(1) Spinelle Corporation (2) The Norwich Union Life Insurance Society

26.06.1997	Certification of Transfer	(1) Graham Jones

16.06.2004	Licence to Alter	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited

13.08.2008	Licence for Alterations	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited

07.06.2006	Licence to Alter	(1) Holaw (472) Limited (2) Norwich Union Life & Pensions Limited (3) CGU International Insurance PLC

04.06.1992	Lease	(1) Pomona Estates Limited (2) Yorkshire Electricity Group plc

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Schedule 3

Matters Affecting the Property

1	The rights, covenants, easements and other matters contained or referred to in the Property Register and Charges Register of:-

1.1	SYK343036 as at 11 October 2013 at 16:24:28 other than the financial charge registered as Entry 7 in the Charges Register under such Title Number;

1.2	SYK313819 as at 11 October 2013 at 16:23:06 other than the financial charge registered as Entry 5 in the Charges Register under such Title Number;

1.3	SYK241747 as at 11 October 2013 at 16:20:04 other than the financial charge registered as Entry 4 in the Charges Register under such Title Number; and

1.4	SYK281427 as at 11 October 2013 at 16:21:48 other than the financial charge registered as Entry 4 in the Charges Register under such Title Number.

2	The matters contained or referred to in the Transfer.

3	The rights, exceptions and reservations and other matters contained or referred to in the Lease.

4	All matters which are or have been unregistered interests which override registered dispositions under Schedule 3 of the Land Registration Act 2002.

5	The matters mentioned in Standard Condition 3.1.2.

6	All local land charges, whether or not registered before this Agreement was entered into and all matters capable of registration as local land charges, whether or not actually registered.

7	All notices served and orders, demands, proposals or requirements made by any local or any public authority after the date of this Agreement.

8	All actual or proposed orders, directions, notices, charges, restrictions, conditions, agreements and other matters arising under any legislation affecting the Property.

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Schedule 4

Variations to the Standard Conditions

1.	Standard Conditions 1.1.1(g), 3.1.3, 3.3, 4, 5, 6.4.2, 6.6, 8.3 and 8.7 do not apply.

1	Standard Condition 1.3 is amended to read as follows:-

"1.3	Notices and Documents

1.3.1	A notice required or authorised by the contract must be in writing.

1.3.2	Giving a notice or delivering a document to a party's conveyancer at the address and quoting the reference (if any) stated in the contract has the same effect as giving or delivering it to that party.

1.3.3	Subject to conditions 1.3.5 to 1.3.7, a notice is given and a document delivered when it is received.

1.3.4	(a)	A notice or document sent through the document exchange is received when it is available for collection.

(b)	A notice or document which is received after 4.00 pm on a working day, or on a day which is not a working day, is to be treated as having been received on the next working day.

1.3.5	Condition 1.3.7 applies unless there is proof:-

(a)	that a notice or document has not been received, or

(b)	of when it was received.

1.3.6	Unless the actual time of receipt is proved, a notice or document sent by the following means is treated as having been received as follows:-

(a)	by first class post:	before 4.00 pm on the second working day after posting unless returned undelivered;

(b)	by second-class post:	before 4.00 pm on the third working day after posting unless returned undelivered;

(c)	through a document exchange:	before 4.00 pm on the first working day after the day on which it would normally be available for collection by the addressee unless returned undelivered.

1.3.7	In condition 1.3.7, "first class post" means a postal service which seeks to deliver posted items no later than the next working day in all or the majority of cases.

1.3.8	In addition:-

(a)	any notice addressed to a party by name shall not be rendered invalid by reason of the party having died, become insolvent or changed name, whether or not the party serving notice is aware of the fact;

(b)	any notice required to be given by a party may be given on that party's behalf by that party's conveyancer;

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(c)	a notice shall be considered as given to a party if delivered to the address given for that party in this agreement. If such party shall wish, during the currency of this agreement, to nominate an alternative address for service, such other address shall only be deemed to be substituted for the original address for service when such party's conveyancer shall have advised the other party's conveyancer in writing of such alternative address and such advice shall have been acknowledged in writing by the other party's conveyancer; and

(d)	the foregoing provisions of this condition 1.3 shall also apply (mutatis mutandis) to the delivery of documents."

2	Standard Condition 3.1.2 is amended as follows:-

2.1	Standard Condition 3.1.2(d) is amended to read:-

"entries made before the date of the contract in any public register except mortgages and monetary charges protected by such entries in registers maintained by the Land Registry or its Land Charges Department or by the Companies Registry."

2.2	Standard Condition 3.1.2 is extended as follows:-

"(f)	any matters, other than mortgages and monetary charges, which would have been revealed to the buyer if before the date of the contract he had made all searches enquiries and inspections regarding the property which a prudent buyer would make so far as the same are still subsisting at completion, are capable of taking effect and relate to the property."

3	Standard Condition 6.1.3 is extended as follows:-

"But the foregoing provisions of this condition 6.1.3 apply only to documents in the possession of the seller or its mortgagee".

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Schedule 5

Form of election under section 198 of the Capital Allowances Act 2001

To:	HM Revenue & Customs

The parties to the election:

HOLAW (472) LIMITED (registration no. 03668675) whose registered office is at 64 New Canvendish Street, London W1G 8TB and whose tax district and reference are Leeds LBO, 1 Munroe Court, White Rose Office Park, Leeds, LS11 0EA (the "Seller"); and

ARC ALSDUK001, LLC a company incorporated in Delaware (USA) (whose registered office is at 2711 Centerville Road, Suite 400, Wilmington 19808, Delaware, USA and whose tax district and reference are [ ] (the "Buyer").

The property acquired

Both:

(a)	The freehold property at Norwich Union House, Pomona Street, Sheffield registered at the Land Registry under Title Numbers SYK343036, SYK241747 and SYK281427; and

(b)	The leasehold premises at the east side of Montagu Street, Sheffield registered at the Land Registry under Title Number SYK313819

(together the "Property")

The Purchase Price

£31,400,000 (thirty one million, four hundred thousand pounds) (the "Purchase Price").

Fixtures and integral features

In this Election:

(a)	"Fixtures" means all plant and machinery installed or otherwise fixed in or to the Property and treated in law as part of the same on which the Seller has claimed, or on which the Seller is entitled to claim, capital allowances under Part 2 of the Capital Allowances Act 2001 more fully described in the schedule to this Election. For the avoidance of doubt, Integral Features (as defined below) shall not be Fixtures for the purpose of this Election.

(b)	"Integral Features" means all integral features as defined in section 33A(5) Capital Allowances Act 2001 that are comprised in the Property on which the Seller is entitled to claim capital allowances under Part 2 of Capital Allowances Act 2001 more fully described in the schedule to this Election.

Operative date

The operative date for capital allowances purposes in accordance with section 572(4) of the Capital Allowances Act 2001 is [ ].

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Completion date

[insert details]

Election under section 198 of the Capital Allowance Act 2001

The Seller and the Buyer herby jointly elect under Section 198 of the Capital Allowances Act 2001 to fix the sum of £577,539 as the portion of the Purchase Price that falls to be treated as the Seller's disposal value of the Fixtures for the purpose of Part 2 of the Capital Allowances Act 2001 and of that sum:

(a)	£577,538 shall be treated as capital expenditure by the Buyer on the provision of the Fixtures; and

(b)	£1 shall be treated as capital expenditure by the Buyer on the provision of the Integral Features

Submitting the Election

The Seller and the Buyer shall each submit this Election to HM Revenue & Customs in accordance with section 201 of the Capital Allowances Act 2001 and shall use all reasonable endeavours as may be necessary to procure that this Election is accepted by HM Revenue & Customs.

The Seller and the Buyer agree to reflect this Election in their respective tax (capital allowances) computations and returns.

Signatures

for and on behalf of the Seller	for and on behalf of the Buyer

Date: 21 January 2014	Date: 21 January 2014

Signed by	/s/ Jesse C. Galloway, Authorised Signatory
For and on behalf of ARC ALSFDUK001, LLC

Signed by /s/ Annette Rocca

For and on behalf of the Holaw (472) Limited

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